UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported)	July 30, 2010

AMBASSADORS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-26420	91-1688605
(State or other jurisdiction	(Commission	(IRS Employer ID
of incorporation)	File Number)	Number)

2101 4th Avenue, Suite 210
Seattle, Washington	98121
(Address of principal executive offices)	(Zip Code)

Registrant's Telephone Number, including area code:	(206) 292-9606

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01                      Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

(b)   On August 3, 2010, Ambassadors International, Inc. (the “Company”) notified the staff of the Nasdaq Stock Market that the Company anticipates that it will not meet the applicable continued listing requirements set forth in Nasdaq Listing Rule 5450(b)(1)(A) requiring stockholders’ equity of at least $10 million when the Company files its financial statements for the period ended June 30, 2010 to be contained in the Company’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.  The Company’s management and board of directors are discussing potential actions that the Company might take regarding this anticipated non-compliance but have not decided on any specific course of action.  Due to this deficiency in stockholders’ equity, the Company anticipates that it will shortly receive a Staff Determination letter from Nasdaq in connection with this minimum stockholders’ equity requirement.

As previously disclosed, in response to a Staff Determination letter from Nasdaq received by the Company on May 11, 2010 relating to the Company’s failure to meet the minimum bid price requirement of $1.00 for continued listing on the Nasdaq Global Market, the Company participated in a hearing before a Nasdaq Hearings Panel (the “Panel”), after which the Panel granted the Company’s request for continued listing, subject to the condition that, on or before September 10, 2010, the Company must have evidenced a closing bid price of $1.00 or more for a minimum of ten consecutive trading days.  The Panel’s decision required that the Company must also be able to demonstrate compliance with all other requirements for continued listing on the Nasdaq Global Market.

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)   At the 2010 annual meeting of stockholders of the Company held on July 30, 2010 (the “2010 Annual Meeting”), among other things, the Company’s stockholders approved amendments to the Company’s Amended and Restated 2005 Incentive Award Plan (the “Plan”) to (i) increase the maximum number of shares of common stock that may be issued under the Plan from 1,200,000 shares to 3,200,000 shares (before giving effect to the Reverse Stock Split (as such term is defined below)) and (ii) increase the maximum number of shares of common stock with respect to one or more awards that may be granted to any participant during any calendar year from 500,000 shares to 700,000 shares (before giving effect to the Reverse Stock Split). As a result of this stockholder approval of the amendments to the Plan (the “Plan Amendments”), the stock options previously granted to the Company’s chief executive officer in connection with his employment agreement, covering 662,939 shares of common stock, as described in the Company’s Form 8-K filed on April 30, 2010, are no longer contingent and will vest in accordance with their terms.

The text of the Plan Amendments and a summary of the material terms thereof are contained in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 1, 2010 in connection with the 2010 Annual Meeting (the “Proxy Statement”).  The foregoing description of the Plan Amendments contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the text of the Plan Amendments and corresponding descriptions thereof contained in the Proxy Statement.

Item 5.07                      Submission of Matters to a Vote of Security Holders.

At the 2010 Annual Meeting held on July 30, 2010, the Company’s stockholders considered four proposals that are described in the Proxy Statement, all of which were approved.  A total of 24,562,523 shares, or 92.44% of those entitled to vote, were represented at the 2010 Annual Meeting in person or by proxy, thereby constituting a quorum.  The final results of votes with respect to the proposals submitted for stockholder vote at the 2010 Annual Meeting are set forth below.

Proposal 1 – Election of Director

Stockholders elected Stephen P. McCall as a Class I Director.

Voting on Proposal 1:

For	Withheld	Broker Non-Votes
19,910,460	110,467	4,541,596

Proposal 2 – Amendment to Certificate of Incorporation (Reverse Stock Split)

Stockholders approved the proposed amendment to the Company’s Certificate of Incorporation to effectuate a reverse split of the Company’s issued and outstanding shares of common stock at a ratio of 1-for-8 (the “Reverse Stock Split”), with any fractional shares rounded up to the nearest whole share.

Voting on Proposal 2:

For	Against	Abstain	Broker Non-Votes
23,672,242	856,302	33,979	0

Proposal 3 – Amendment to Certificate of Incorporation (Decrease in Authorized Shares of Common Stock)

Stockholders approved the proposed amendment to the Company’s Certificate of Incorporation to decrease the number of authorized shares of the Company’s common stock to 5,000,000, which decrease was made conditional upon obtaining stockholder approval for the Reverse Stock Split described in Proposal 2.

Voting on Proposal 3:

For	Against	Abstain	Broker Non-Votes
23,970,540	557,932	34,051	0

Proposal 4 – Amendments to Amended and Restated 2005 Incentive Award Plan

Stockholders approved the proposed amendments to the Plan to (i) increase the maximum number of shares of common stock that may be issued under the Plan from 1,200,000 shares to 3,200,000 shares (before giving effect to the Reverse Stock Split) and (ii) increase the maximum number of shares of common stock with respect to one or more awards that may be granted to any participant during any calendar year from 500,000 shares to 700,000 shares (before giving effect to the Reverse Stock Split).

Voting on Proposal 4:

For	Against	Abstain	Broker Non-Votes
17,548,993	2,463,281	8,653	4,541,596

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 4, 2010

AMBASSADORS INTERNATIONAL, INC.

By: /s/ Hans Birkholz
Name:	Hans Birkholz
Title:	President and Chief Executive Officer